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For Immediate Release

CORD BLOOD AMERICA COMPLETES CORCELL ACQUISITION

LOS ANGELES, CA. – March 5, 2007 –- Cord Blood America, Inc. (OTC BB:  CBAI),  the umbilical cord blood stem cell preservation company (http://www.cordblood-america.com ) focused on bringing the life saving potential of stem cells to families nationwide and internationally, said today that it has completed the acquisition of CorCell Inc., Philadelphia, Pa., the fourth largest umbilical cord blood bank in America (http://www.corcell.com) .

With today’s announcement, Cord Blood America completes the acquisition of the CorCell Sample, fully acquiring approximately 12,000 customers.  The overall customer base of Cord Blood America now includes approximately 16,000 unique cord blood samples.  Cord Blood America purchased the operating entity and assets of CorCell on October 13, 2006.

CorCell, established in 1995, collects umbilical cord blood stem cells from hospitals in all 50 states and internationally.  The company has grown its primary business through strategic partnerships with health insurers throughout the United States.  CorCell will keep its operating name in the acquisition and most of its key management will be retained.

“We needed to deliver the cash portion of our deal signed in October to completely close.  We were successful with a debt placement last week, and were able to fulfill the cash obligation, while protecting the shareholders with minimized dilution,” said Matthew Schissler, CEO.    “The completion of the acquisition is extremely important to our future and for our shareholders, providing depth and strength. We will continue to seek other acquisition candidates to meet our goal of making Cord Blood America one of the major companies in this sector both nationally and worldwide.  This will soon be a $1 billion market and we are pleased that we are now positioned to become a dominant force in this life-saving business.”

About Cord Blood America

Cord Blood America (OTC BB:CBAI.OB - News) is the parent company of CorCell, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. (OTC Bulletin Board: CBAI), visit our website at www.corcell.com. For investor information, visit www.cordblood-america.com.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as ``anticipate,'' ``believe,'' ``expect,'' ``future,'' ``intend,'' ``plan,'' and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and the Company’s performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.